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                                                                    EXHIBIT 99.2

                      INTIME SYSTEMS INTERNATIONAL, INC.
                         1601 FORUM PLACE, FIFTH FLOOR
                        WEST PALM BEACH, FLORIDA 33401

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           ON FRIDAY, JUNE 26, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of InTime Systems International, Inc. ("InTime") will be held at the offices of InTime, 1601 Forum Place, West Palm Beach, Florida, on Friday, June 26, 1998, at 5:00 p.m., local time, for the following purposes:

    (1) To consider and vote upon approval of the Agreement and Plan of Merger dated April 26, 1998 (the "Merger Agreement") between InTime and ARIS Corporation ("ARIS"), pursuant to which InTime will be acquired by ARIS. Pursuant to the Merger Agreement, (i) InTime will merge with and into ARIS (the "Merger"), and ARIS will be the surviving corporation; (ii) each outstanding share of InTime Class A Common Stock (the "InTime Common Stock") will be converted into the right to receive shares of ARIS common stock, without par value (the "ARIS Common Stock") based on a ratio (the "Exchange Ratio") currently equal to 0.266 shares of ARIS Common Stock for each share of InTime Common Stock; (iii) each outstanding InTime Class A Warrant to purchase one share of InTime Common Stock (an "InTime Warrant") will be converted into a warrant (an "ARIS Warrant") to purchase shares of ARIS Common Stock based on the Exchange Ratio; and (iv) each outstanding InTime option to purchase one share of InTime Common Stock (an "InTime Option") will be converted into an option (an "ARIS Option") to purchase shares of ARIS Common Stock based on the Exchange Ratio.

  THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS PROVIDES ADDITIONAL INFORMATION REGARDING THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY THAT THE INTIME STOCKHOLDERS SHOULD CAREFULLY CONSIDER PRIOR TO VOTING.

    (2) To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

  Pursuant to the Bylaws of InTime, the Board of Directors has fixed the close
of business on     , 1998 as the record date for the determination of the
stockholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

  Under Section 262 of the Delaware General Corporation Law, the stockholders of InTime will have appraisal rights in connection with the Merger. A copy of that section is attached as Appendix C to the accompanying Proxy
Statement/Prospectus.

                                          By Order of the Board of Directors,

                                          Secretary
West Palm Beach, Florida

    , 1998

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, HOWEVER, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE SPECIAL MEETING. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.